Exhibit 10.3

Cyber Informatix, Inc.

PROMISSORY NOTE

Las Vegas, Nevada:
$ 18,000	September 28, 2007

FOR VALUE RECEIVED, the undersigned CYBER INFORMATIX, INC., a Nevada Corporation, (hereinafter the “Borrower”) 1785 East Sahara Avenue, Suite 490-474, Las Vegas, Nevada, 89104 hereby promises to pay to Terry G. Bowering (hereinafter the “Payee”) of 10 Cedar Meadow Drive, Regina, Sask. S4X 3J6, Canada, the principal amount of eighteen thousand DOLLARS AND 00/100, (US$ 18,000).

The principal amount on this Note is prepayable, without premium or penalty, at the option of Borrower, at any time and from time to time, in whole or in part.

The principal of this Note shall be due and payable on demand anytime after the date of the signing of that certain Lenders Agreement date the 28th day of September, 2007.

This Note shall bear no interest.

All payments (including prepayments) by Borrower on account of principal on this Note shall be made payable in lawful money of the United States of America at such place as may hereafter be designated by written notice from the Payee to the Borrower.

In any litigation arising out of this Note, the prevailing party in such litigation shall be entitled to recover reasonable attorney’s fees and costs at both the trial and appellate levels.

If any of the following events shall occur and be continuing for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be affected by operation of law or otherwise):

(a)	if Borrower defaults in any payments due under this Note when they become due and payable and such default continues for more than 10 days; or
(b)	if Borrower makes an assignment for the benefit of creditors; or
(c)	if an order, judgment, or decree is entered adjudicating Borrower bankrupt or insolvent; or
(d)
if Borrower petitions or applies to any tribunal for the appointment of a trustee, receiver, or liquidator of Borrower, or commences any proceedings relating to Borrower under bankruptcy, reorganization, insolvency, dissolution, or liquidation law of any jurisdiction, whether now or hereafter in effect; or

Cyber Informatix, Inc.

(e)
if any order, judgment, or decree is entered appointing any such trustee, receiver, or liquidator, or approving the petition in any such proceedings, and such order, judgment, or decree remains unstayed and in effect for more than 60 days;or

(f)
if any order, judgment, or decree is entered in any proceedings against Borrower decreeing the dissolution of Borrower and such order, judgment, or decree remains unstayed and in effect for more than 60 days;

then the Payee may, at its option, by written notice mailed (registered or certified mail, postage prepaid) of such notice by the Payee, the same shall become immediately due and immediately payable.

The Note may not be changed orally, but only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

IN WITNESS WHEREOF, This Note has been duly executed and delivered by the duly authorized officers of the Borrower.

CYBER INFORMATIX, INC.:

/s/ Donald C. Jones, September 28, 2007
Donald C. Jones
Director,
President, Chief Executive Officer

/s/ Terry G. Bowering, September 28, 2007
Terry G. Bowering
Director,
Secretary, Treasurer